Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-135055) and Form S-8 (Nos. 333-62799, 333-62871, 333-98379 and 333-127018) of Berry Petroleum Company of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
February 28, 2007